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                                                                Exhibit (10)(o)

                CBS BONUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                      As Amended Through November 15, 1995

1. PURPOSE The purpose of this Supplemental Executive Retirement Plan ("the Plan") (formerly the CBS Supplemental Executive Retirement Plan, SERP #1) is to provide to certain key employees of CBS Inc. ("CBS") a benefit supplemental to those retirement or termination benefits which they are entitled to receive under the CBS Pension Plan and to benefit CBS by making it more attractive to such employees to remain with CBS and by deterring such employees from engaging, after termination of employment, in activities competitive to those of CBS.

2. ELIGIBILITY The persons eligible to participate in the Plan ("Participants") are those employees of CBS and its subsidiaries who are Participants in the CBS Pension Plan and whose participation in the Plan has been expressly approved by the Deferred Additional Compensation Plan Subcommittee of the Retirement Plans Committee of the Board of Directors of CBS ("the Committee").

3.       COMPUTATION OF BENEFIT

                  A. The retirement or termination benefit payable to a Participant under the Plan shall be equal to the accrual percentage otherwise provided in Section 3.02(b) of the CBS Pension Plan (or any successor provision), which, as of January 1, 1995 is 1.7 percent, multiplied by the Eligible Amount, as defined in Subparagraph B of this Section 3, and multiplied by the number of years of the Participant's continuous employment period, up to a maximum of 35 years.

                  B. The Eligible Amount shall be:

                           (1) in the case of a Participant who has been designated by the CBS Board of Directors, 100 percent of such Participant's cash awards under an annual CBS Plan for additional compensation (currently the Executive Compensation Incentive Plan), and

                           (2) in the case of all other Participants, 50 percent of such Participant's cash awards under such an additional compensation plan.

                  C. In the case of any benefits payable to a Participant under this Plan, any amount payable other than at normal retirement age (as determined under the CBS Pension Plan) shall be reduced in accordance with the provisions utilized under the CBS Pension Plan.

4. PAYMENT OF BENEFIT Any retirement or termination benefit under the Plan shall be paid to the Participant, and if applicable, the Participant's designated beneficiary, at the same time and in the same form and manner as the benefit under the CBS Pension Plan, except:

                  A. No Participant shall be entitled to receive a lump sum payment of a Plan benefit unless the monthly life annuity payments would be $50 or less, in which case the benefit shall be paid as a single sum cash payment. If the Participant has elected the lump-sum option under the CBS Pension Plan, the Participant must elect an alternative payment option under the Plan. A Participant may change this option at any time prior to retirement. If no option is elected, the Qualified Joint and Survivor Annuity option under the CBS Pension Plan shall apply with respect to married Participants, and the Single Life Annuity option under the CBS Pension Plan shall apply with respect to unmarried Participants.


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                  B. Any active employee who has attained age 70-1/2 prior to
         1995, and has not begun to receive distributions under the Plan, shall begin receiving distributions by April 1, 1996, and must elect a payment option prior to January 1, 1996, in accordance with procedures established by the Committee.

                  C. No benefit shall be payable from the Plan on account of the death of a Participant prior to his or her retirement or termination date.

                  D. If a Participant names as his beneficiary a trust, payments may be made to the trust/beneficiary solely in installment payments for one of the following periods: (i) 10 years; (ii) 15 years; or (iii) if the trust duration is expected to be less than 10 years, the duration of the trust. For the purpose of determining the amount of the annual installment payments to be made to the trust/beneficiary, any amounts due under the Plan shall first be determined as a lump sum value as of the participant's date of death, using the actuarial factors under the CBS Pension Plan. Such amount then shall be converted to an actuarially equivalent installment amount at an assumed interest rate equal to the rate stated in Appendix A of the CBS Pension Plan.

5. FORFEITURE OF BENEFIT Any retirement or termination benefit under the Plan shall be paid to

                  A. Any Participant who terminates employment with CBS prior to attaining age 55 with ten or more years of service, shall forfeit any benefit accrued under the Plan.

                  B. If, without the written consent of the Committee, any Participant, at any time during the period following the termination of his employment, engages in the operation or management of a business, whether as owner, partner, officer, employee, or otherwise, having a net worth in excess of $5,000,000, which at such time is in competition with its subsidiaries, any and all amounts which otherwise thereafter would be due the Participant under the Plan shall be forfeited.

         The determination as to whether a Participant is engaged in the operation or management of business having a net worth in excess of $5,000,000 and which is in competition with CBS or any of its subsidiaries shall be made by the Committee in its absolute discretion, and the decision of the Committee with respect thereto, including its determination of the time at which the participation in such competitive business commenced, shall be conclusive. In determining whether or not to give its consent under this section 6(B) the Committee shall give consideration to the circumstances under which the employment of the Participant terminated and, if such termination resulted primarily from circumstances not within the control of the Participant, the Committee shall grant such consent unless the Committee shall find that there are compelling reasons for not doing so.

         No Participant shall be required to repay any benefits paid to him prior to the date on which the Participant shall have received written notice that the Committee shall have determined that the Participant has engaged in the operation or management of a business having a net worth in excess of $5,000,000 and which is in competition with CBS or any of its subsidiaries.

6. NONFORFEITURE OF BENEFIT The amount of the benefit accrued under the Plan by any Participant immediately before any (i) withdrawal of approval as a Participant by the Committee granted under Section 2 hereof, (ii) withdrawal of entitlement to 100 percent of a Participant's cash awards under an annual CBS plan for additional compensation granted under section 3(B)(1) hereof or (iii) termination or amendment pursuant to Section 10 hereof shall not be reduced by reason of any such event.


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7.       NONASSIGNABILITY OF BENEFITS Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

8. FUNDING The Plan shall be maintained as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code. Establishment of the Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of CBS. Payments under the Plan shall be made in cash from the general funds of CBS and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of benefits hereunder. Nothing in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between CBS and any Participant or any other person, and CBS's promise to make payments hereunder shall at all times remain unfunded as to any Participant.

9. TERMINATION; AMENDMENT CBS may, at any time, by resolution of its Board of Directors, terminate or amend the Plan in such respects as it shall deem advisable, provided, however, that except to the extent required to comply with any changes in applicable law, this Plan may not be suspended, amended, otherwise modified, or terminated without the consent of each affected Participant during the following periods of time: (i) a period of two years after the "Effective Time," as such term is defined under the Agreement and Plan of Merger among Westinghouse Electric Corporation, Group W Acquisition Corp. and CBS Inc., (ii) a period of five (5) years after the Effective Time for all Participants who have attained the age of fifty and who have not attained age fifty-five at the Effective Time, and (iii) at any time following the Effective Time for all Participants who have attained age fifty-five at the Effective Time.

10. OPERATION AND ADMINISTRATION The Plan shall be administered by the Committee. The Committee shall have the authority, in its absolute discretion, to exclude from the coverage of the Plan employees who would not otherwise be eligible to be Participants, and to include in the coverage of the Plan employees who would not otherwise be eligible to be Participants. The Committee's decision in all matters involving the interpretation and application of the Plan shall be final and binding. The Committee shall establish such procedures and requirements as it shall deem necessary and appropriate to administer the Plan.

11. APPLICABLE LAW All questions pertaining to the construction, validity, and effect of this Plan shall be determined in accordance with the laws of the State of New York, to the extent not pre-empted by Federal law.

12. LIMITATION OF RIGHTS This Plan is a voluntary undertaking on the part of CBS. Neither the establishment of the Plan nor the payment of any benefits hereunder, nor any action of CBS, the Committee, or its designee shall be held or construed to be a contract of employment between CBS and any Participant, or to confer upon any person any legal right to be continued in the employ of CBS. CBS expressly reserves the right to discharge, discipline, or otherwise terminate the employment of any Participant at any time. Participation in this Plan gives no right or claim to any benefits beyond those which are expressly provided herein and all rights and claims hereunder are limited as set forth in this Plan.

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13.      SEVERABILITY In the event any provision of this Plan shall be held illegal or invalid, or would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain that provision.

14. HEADINGS, GENDER AND NUMBER The headings to the Articles and Sections of this Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof. Unless the context clearly indicates to the contrary, in interpreting this Plan, the masculine shall include the feminine, and the singular shall include the plural.

15. INCAPACITY If the Committee or its designee shall determine that a Participant, terminated Participant, or any other person entitled to a benefit under this Plan (the "Recipient") is unable to care for his affairs because of illness, accident, or mental or physical incapacity, or because the Recipient is a minor, the Committee or its designee may direct that any benefit payment due the Recipient be paid to his duly appointed legal representative; or if no such representative is appointed, to the Recipient's spouse, child, parent, or other blood relative, or to a person with whom the Recipient resides or who has incurred expense on behalf of the Recipient. Any such payment so made shall be a complete discharge of the liabilities of the Plan with respect to the Recipient.

16. BINDING EFFECT AND RELEASE All persons accepting benefits under this Plan shall be deemed to have consented to the terms of this Plan. Any final payment or distribution to any person entitled to benefits under the Plan shall be in full satisfaction of all claims against the Plan, the Committee or its designee and CBS arising by virtue of this Plan.


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